Exhibit 99.4

MPG OFFICE TRUST ENTERS INTO AGREEMENT WITH
CHARTER HALL OFFICE REIT AND AFFILIATES OF BEACON CAPITAL
PARTNERS, LLC RELATING TO TRANSFER OF CHARTER HALL OFFICE REIT’S
INTEREST IN JOINT VENTURE
MPG Office Trust to Exit Additional Non-Core Assets and
Retain Ownership Interest in One California Plaza

LOS ANGELES, October 31, 2011 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced that it has entered into an agreement with Charter Hall Office REIT and affiliates of Beacon Capital Partners, LLC relating to the transfer by Charter Hall Office REIT of its interest in a joint venture with the Company to an affiliate of Beacon. The agreement sets forth the terms under which the Company will consent to the transfer, and specifies the various transactions that will occur on the closing date of the transfer. Such transactions include: (1) the existing joint venture will sell its interest in Wells Fargo Center, located in Denver, Colorado, and San Diego Tech Center, located in San Diego, California, to affiliates of Beacon; (2) the Company will sell its development rights at San Diego Tech Center to an affiliate of Beacon; and (3) the Company will receive a lump sum payment in consideration for its agreement to terminate its right to receive certain fees following the closing date. The agreement provides the terms of the new joint venture between the Company and an affiliate of Beacon, following the transfer. Such terms include a three-year lockout, during which time neither partner will have the right to exercise the marketing rights under the joint venture agreement. The agreement also requires the Company, Charter Hall Office REIT and Beacon to jointly market Stadium Gateway, located in Anaheim, California, for sale to third parties.

Following consummation of the transfer of Charter Hall Office REIT’s interest to an affiliate of Beacon and the other transactions described above, the new joint venture between the Company and an affiliate of Beacon will continue to own interests in each of One California Plaza, located in Downtown Los Angeles, Cerritos Corporate Center, located in Cerritos, California, and Stadium Gateway (unless such asset is sold pursuant to the marketing effort). The Company will continue to maintain a 20% interest in the joint venture following the closing date. The closing of the various transactions is expected to occur in the first quarter of 2012, and is subject to customary closing conditions, including obtaining lender and other third party consents. Net proceeds from the transactions to the Company are expected to total approximately $45 million (excluding any proceeds of a sale of Stadium Gateway) and will be used for general corporate purposes.

David L. Weinstein, President and Chief Executive Officer of MPG Office Trust, said “Retaining our interest in One California Plaza is consistent with our strategy of maintaining a dominant market position in Downtown Los Angeles. Equally important, this transaction allows us to improve our liquidity position, while also continuing our ongoing effort to dispose of non-core assets. We look forward to a successful and productive partnership with Beacon.”

About MPG Office Trust, Inc.

MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with the availability and terms of financing; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our loan modification efforts, including potential tax ramifications; risks associated with our liquidity situation; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); potential tax ramifications of asset dispositions and/or loan modifications; risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with joint ventures; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with contingent guaranties by our Operating Partnership; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 16, 2011 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:

MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558